                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             TORCHMARK CORPORATION
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                          --Enter Company Name Here--
             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                 [LOGO OF TORCHMARK CORPORATION
                                                          APPEARS HERE]

                                                                 March 26, 1996

To the Stockholders of
----------------------
 Torchmark Corporation:

  Torchmark's 1996 annual meeting of stockholders will be held in the auditorium at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama at 10:00 a.m., Central Daylight Time, on Thursday, April 25, 1996.

  The accompanying formal notice and proxy statement discuss matters which will be presented for a stockholder vote. If you have any questions or comments about the matters discussed in the proxy statement or about the operations of your Company, we will be pleased to hear from you.

  It is important that your shares be voted at this meeting. Please mark, sign, and return your proxy. If you attend the meeting in person, you may withdraw your proxy and vote your stock if you desire to do so.

  We hope that you will take this opportunity to meet with us and to discuss the results and operations of the Company during 1995.

                                          Sincerely,

                                          /s/  R. K. Richey
                                          ------------------------------------
                                          R. K. Richey
                                          Chairman & Chief Executive Officer


                                          /s/  Keith A. Tucker
                                          ------------------------------------
                                          Keith A. Tucker
                                          Vice Chairman

                       ---------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 25, 1996

                       ---------------------------------

To the Holders of Common Stock of
---------------------------------
 Torchmark Corporation

  The annual meeting of stockholders of Torchmark Corporation will be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 on Thursday, April 25, 1996 at 10:00 a.m., Central Daylight Time, for the following purposes:

    (1) To elect the nominees shown in the proxy statement as directors to serve for three year terms or until their successors have been duly elected and qualified.

    (2) To consider the appointment of independent auditors.

    (3) To transact such other business as may properly come before the meeting.

  These matters are more fully discussed in the accompanying proxy statement.

  The close of business on Friday, March 1, 1996 has been fixed as the date for determining the stockholders who are entitled to notice of and to vote at the annual meeting. All stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope. Your proxy may be revoked at any time before it is voted.

  The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

                                          By Order of the Board of Directors

                                          /s/  Carol A. McCoy
                                          ----------------------------------
                                          Carol A. McCoy
                                          Associate Counsel & Secretary

Birmingham, Alabama
March 26, 1996

                                PROXY STATEMENT

SOLICITATION OF PROXIES

  The Board of Directors of Torchmark Corporation (the "Company" or "Torchmark") solicits your proxy in the form enclosed with this statement for use at the annual meeting of stockholders to be held at the executive offices of the Company, 2001 Third Avenue South, Birmingham, Alabama 35233 at 10:00 a.m., Central Daylight Time, on Thursday, April 25, 1996, and at any adjournment of such meeting. R. K. Richey and Keith A. Tucker are named as proxies in the form and have been designated as directors' proxies by the Board of Directors.

  When the enclosed proxy/direction card is returned, properly executed, and in time for the meeting, the shares represented thereby will be voted at the meeting. All proxies will be voted in accordance with the instructions set forth on the proxy/direction card, but if proxies which are executed and returned do not specify a vote on the proposals considered, the proxies will be voted FOR such proposals. Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company (at the address set forth above) at any time before the proxy is voted.

  The card is considered to be voting instructions furnished to the respective trustees of the Torchmark Corporation Savings and Investment Plan, the United Investors Management Company Savings and Investment Plan and the Profit-Sharing and Retirement Plan of Liberty National Life Insurance Company with respect to shares allocated to individual accounts under such plans. To the extent that account information is the same, participants in one or more of the plans who are also shareholders of record will receive a single card representing all shares. If a plan participant does not return a proxy/direction card to the Company, the trustees of a plan in which shares are allocated to his or her individual account will vote such shares in the same proportion as the total shares in such plan for which directions have been received.

  A simple majority vote of the holders of the issued and outstanding common stock of the Company represented in person or by proxy at the stockholders meeting is required to elect directors and approve all other matters put to a vote of stockholders. Abstentions are considered as shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares regarding which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

RECORD DATE AND VOTING STOCK

  Each stockholder of record at the close of business on March 1, 1996 is entitled to one vote for each share of common stock held on that date upon each matter to be voted on by the stockholders at the meeting. At the close of business on March 1, 1996, there were 71,741,056 shares of common capital stock of the Company outstanding (not including 69,273,484 shares held by the Company and its subsidiaries which are non-voting while so held). There is no cumulative voting of the common stock.

PRINCIPAL STOCKHOLDERS

  The following table lists all persons known to be the beneficial owner of more than five percent of the Company's outstanding common stock as of December 31, 1995.

                                                           PERCENT OF
        NAME AND ADDRESS               NUMBER OF SHARES(1)   CLASS
        ----------------               ------------------- ----------
   AmSouth Bancorporation and AmSouth       3,859,270         5.4%
    Bank of Alabama
    1400 AmSouth/Sonat Tower
    Birmingham, Alabama 35203

--------
(1) All stock reported by AmSouth Bancorporation is held by trusts or estates of which AmSouth Bank of Alabama, an AmSouth Bancorporation subsidiary, is the fiduciary. AmSouth Bank of Alabama and AmSouth Bancorporation share the voting power over 3,855,401 shares and the dispositive power over 3,640,853 shares and have disclaimed beneficial ownership of such stock.

                               PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

  The Company's By-laws provide that the number of directors shall be not less than seven nor more than fifteen with the exact number to be fixed by the Board of Directors. In February 1996, the Board of Directors fixed the number of directors at ten persons, effective upon the retirement of Joseph W. Morris at the April 25, 1996 annual meeting of stockholders.

  The Board of Directors proposes the election of George J. Records, R. K. Richey, and Keith A. Tucker as directors, to hold office for a term of three years, expiring at the close of the annual meeting of stockholders to be held in 1999 or until their successors are elected and qualified. The current terms of office of Messrs. Records, Richey and Tucker expire in 1996. The term of office of each of the other seven directors continues until the close of the annual meeting of stockholders in the year shown in the biographical information below.

  Non-officer directors retire from the Board of Directors at the annual meeting of stockholders which immediately follows their 73rd birthday. Directors who are officers of the Company retire from active service as directors at the annual stockholders meeting immediately following their 65th birthday, except that the director holding the position of Chairman of the Board retires at the annual meeting of stockholders following his 70th birthday.

  If any of the nominees becomes unavailable for election, which is not anticipated, the directors' proxies will vote for the election of such other person as the Board of Directors may recommend unless the Board reduces the number of directors.

  The Board recommends that the stockholders vote FOR the nominees.

PROFILES OF DIRECTORS AND NOMINEES(/1/)

  J. P. Bryan (age 56) has been a director of the Company since February, 1994. His term expires in 1997. He is a director of Nuevo Energy Company, Gulf Canada Resources Limited, Republic Waste and Bellwether Exploration Company. Principal occupation: President and Chief Executive Officer of Gulf Canada Resources Limited since January, 1995; Chairman and Chief Executive Officer of Torch since May, 1988; Chairman of Nuevo Energy Company since March, 1990 (Chief Executive Officer of Nuevo Energy Company, March, 1990-January, 1995; President of Torch Energy Corporation 1981-1994).

  Joseph M. Farley (age 68) has been a director of the Company since 1980. His term expires in 1998. He is a director of AmSouth Bancorporation and an advisory director of The Southern Company. Principal occupation: Of Counsel at Balch & Bingham, Attorneys and Counselors, Birmingham, Alabama since November, 1992. (President and Chief Executive Officer of Southern Nuclear Operating Company, Birmingham, Alabama, a nuclear utility operating company, December, 1990-May, 1992; Chairman of the Board of Southern Nuclear Operating Company, May-October, 1992; Executive Vice President and Corporate Counsel of The Southern Company, Birmingham, Alabama, July, 1991-October, 1992; Executive Vice President-Nuclear of The Southern Company, February, 1989-July, 1991).

  Louis T. Hagopian (age 70) has been a director of the Company since 1988. His term expires in 1997. He is a director of The Bank of Darien, Darien, Connecticut. Principal occupation: Owner of Meadowbrook Enterprises, Darien, Connecticut, an advertising and marketing consultancy, since January, 1990. Vice Chairman, Partnership for a Drug-Free America, New York, New York.

  C. B. Hudson (age 50) has been a director since 1986. His term expires in 1998. Principal occupation: Chairman of Insurance Operations of the Company since January, 1993; Chairman of Liberty, United American and Globe since October, 1991 and Chief Executive Officer of Liberty since December, 1989, of United American since November, 1982 and of Globe since February, 1986. (President of Liberty, December, 1987-October, 1991 and January, 1993-December, 1994, of United American, November, 1982-October, 1991 and of Globe, February, 1986-October, 1991).

  Joseph L. Lanier, Jr. (age 64) has been a director of the Company since 1980. His term expires in 1998. He is a director of Flowers Industries, Inc., Dimon Inc. and SunTrust Banks, Inc. Principal occupation: Chairman of the Board and Chief Executive Officer of Dan River Incorporated, Danville, Virginia, a textile manufacturer, since November, 1989.

  Harold T. McCormick (age 67) has been a director since April, 1992. His term expires in 1997. Principal occupation: Chairman and Chief Executive Officer of Bay Point Yacht & Country Club, Panama City, Florida, since March, 1988; Chairman, First Ireland Spirits Co., Ltd., Dublin, Ireland, since February, 1996.

  George J. Records (age 61) has been a director of the Company since April, 1993. Principal occupation: Chairman of Midland Financial Co., Oklahoma City, Oklahoma, a bank and financial holding company for retail banking and mortgage operations, since 1982.

  R. K. Richey (age 69) has been a director of the Company since 1980. He is a director of Vesta Insurance Group, Inc., the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and TMK/United Funds, Inc. Principal occupation:
Chairman of Company since August, 1986 and Chief Executive Officer of the Company since December, 1984.

  Yetta G. Samford, Jr. (age 72) has been a director since 1980. His term expires in 1998. Principal occupation: Partner of Samford, Denson, Horsley, Pettey & Martin, Attorneys-at-Law, Opelika, Alabama.

  Keith A. Tucker (age 51) has been a director since October, 1989. He is a director of the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and TMK/United Funds, Inc. Principal occupation: Vice Chairman of Company since May, 1991. (Senior Vice President of Trivest, Inc., August, 1987-May, 1991 and President of Trivest Securities Corporation, January, 1989-May, 1991, Miami, Florida, private investment concerns).
--------
(1) "Liberty", "Globe", "United American" and "Torch" as used in this proxy statement refer to Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company and Torch Energy Advisors Incorporated, respectively, subsidiaries of the Company.

                               PROPOSAL NUMBER 2

APPROVAL OF AUDITORS

  A proposal to approve the appointment of the firm of KPMG Peat Marwick LLP as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1996 will be presented to the stockholders at the annual meeting. The audit committee of the Board recommends the appointment of the firm, which has served as the principal independent accountants for the Company since 1981. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

  If the stockholders do not approve the appointment of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

  The Board recommends that stockholders vote FOR the proposal.

                                OTHER BUSINESS

  The directors know of no other matters which may properly be and are likely to be brought before the meeting. However, if any other proper matters are brought before the meeting, the persons named in the enclosed proxy, or in the event no person is named, R. K. Richey and Keith A. Tucker will vote in accordance with their judgment on such matters.

       INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

  The following table shows certain information concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is elected by the Board of Directors of the Company or its subsidiaries annually and serves at the pleasure of that board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                               PRINCIPAL OCCUPATION
                                             AND BUSINESS EXPERIENCE
 NAME                          AGE          FOR THE PAST FIVE YEARS(1)
 ----                          ---          --------------------------
 Henry J. Herrmann...........   53 Vice President and Chief Investment Officer
                                   of W&R Financial since April, 1993; Senior
                                   Vice President and Chief Investment Officer
                                   of United Management since March, 1987;
                                   President and Chief Investment Officer of
                                   WRAMCO since September, 1987.
 Bernard Rapoport............   77 Chairman of the Board and Chief Executive
                                   Officer of American Income since 1975.
                                   (Chairman of the Board and Chief Executive
                                   Officer of American Income Holding, Inc.
                                   1988-1995).

--------
(1) Waddell & Reed Financial Services, Inc. ("W&R Financial"), United Investors Management Company ("United Management"), Waddell & Reed Asset Management Company ("WRAMCO") and American Income Life Insurance Company ("American Income") are wholly-owned subsidiaries of the Company.

STOCK OWNERSHIP

  The following table shows certain information about stock ownership of the directors, director nominees and executive officers in the Company.

                                                        COMPANY COMMON STOCK
                                                       OR OPTIONS BENEFICIALLY
                                                             OWNED AS OF
                                                        DECEMBER 31, 1995(1)
                                                      -------------------------
                        NAME                          DIRECTLY(2) INDIRECTLY(3)
                        ----                          ----------- -------------
J.P. Bryan...........................................     52,740       4,336
Houston, TX
Joseph M. Farley.....................................     58,805       3,000
Birmingham, AL
Louis T. Hagopian....................................     58,718           0
Darien, CT
C. B. Hudson.........................................    714,484      10,956
Dallas, TX
Joseph L. Lanier, Jr. ...............................     56,501       9,456
Lanett, AL
Harold T. McCormick .................................      9,000           0
Panama City, FL
George J. Records....................................      8,000           0
Oklahoma City, OK
R. K. Richey.........................................    412,002     802,386
Birmingham, AL
Yetta G. Samford, Jr. ...............................    324,624       4,908
Opelika, AL
Keith A. Tucker......................................    183,112      19,875
Kansas City, MO
Henry J. Herrmann....................................     81,425       2,431
Overland Park, KS
Bernard Rapoport.....................................          0           0
Waco, TX
All Directors, Nominees and Executive Officers as a
group:(4)............................................  1,959,411     857,348

--------
(1) No directors, director nominees or executive officers other than R. K. Richey (1.62%) beneficially own 1% or more of the common stock of the Company.
(2) Includes: for Joseph Farley, 36,000 shares; for Joseph Lanier, 46,001 shares; for Louis Hagopian, 51,218 shares; for Harold McCormick, 9,000 shares; for George Records, 6,000 shares; for R. K. Richey, 282,221 shares; for C. B. Hudson, 379,744 shares; for Yetta Samford, 53,501 shares; for Keith Tucker, 141,112 shares; for J.P. Bryan, 52,740 shares; for Henry Herrmann, 81,425 shares and for all directors, executive officers and nominees as a group, 1,138,962 shares, that are subject to presently exercisable Company stock options.
    Bernard Rapoport holds options on 40,000 Torchmark shares. None of such options are presently exercisable prior to December 16, 1996 unless Mr. Rapoport retires.
(3) Indirect beneficial ownership includes shares (a) owned by the director, executive officer or spouse as trustee of a trust or executor of an estate, (b) held in a trust in which the director, executive officer or a family member living in his home has a beneficial interest, (c) owned by the spouse or a family member living in the director's, executive officer's or nominee's home or (d) owned by the director or executive officer in a personal corporation. Indirect beneficial ownership also includes 4,956 Company shares, 10,861 Company shares, 4,336 Company shares and 2,431 Company shares held in the accounts of Messrs. Hudson, Richey, Bryan and Herrmann, respectively, in the Company or United Management Savings and Investment Plans.

   Messrs. Lanier and Samford disclaim beneficial ownership of 8,256 shares and 4,908 shares of the Company, respectively, owned by their respective spouses. Mr. Lanier also disclaims 1,200 shares owned by his children and Mr. Farley disclaims 2,400 shares held as trustee of a church endowment fund.
(4) All directors, nominees and executive officers as a group, beneficially own 3.76% of the common stock of the Company.

  During 1995, the Board of Directors met six times. In 1995, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has the following committees: audit, comprised in 1995 of Messrs. Farley, Hagopian, Morris and Samford; compensation, comprised in 1995 of Messrs. Lanier, McCormick and Morris; finance, comprised in 1995 of Messrs. Farley, Lanier, McCormick and Records; and nominating, comprised in 1995 of Messrs. Farley, Hagopian, Lanier, McCormick, Morris, Records and Samford.

  The audit committee recommends the independent auditors to be selected by the Board; discusses the scope of the proposed audit with the independent auditors and considers the audit reports; discusses the implementation of the auditors' recommendations with management; reviews the fees of the independent auditors for audit and non-audit services; reviews the adequacy of the Company's system of internal accounting controls; reviews, before publication or issuance, the annual financial statement and any annual reports to be filed with the Securities and Exchange Commission and periodically reviews pending litigation. Additionally, the audit committee meets with the Company's independent accountants and internal auditors both with and without management being present. The audit committee met twice in 1995.

  The compensation committee determines the compensation of senior management of the Company and its subsidiaries and affiliates. Additionally, the compensation committee administers the Stock Incentive Plan of the Company. The compensation committee met three times in 1995.

  The finance committee serves as the pricing committee in connection with capital financing by the Company. The finance committee did not meet in 1995.

  The nominating committee reviews the qualifications of potential candidates for the Board of Directors from whatever source received, reports its findings to the Board and proposes nominations for Board membership for approval by the Board of Directors and for submission to the stockholders for approval. Recommendations of potential Board candidates may be directed to the nominating committee in care of the Corporate Secretary of the Company at the address stated herein. The nominating committee met once in 1995.

                   COMPENSATION AND OTHER TRANSACTIONS WITH
                       EXECUTIVE OFFICERS AND DIRECTORS

                                                 SUMMARY COMPENSATION TABLE
                          ------------------------------------------------------------------------
                                  ANNUAL COMPENSATION              LONG TERM COMPENSATION
                          ----------------------------------- --------------------------------
                                                                  AWARDS
                                                              ---------------
                                                                    (G)
                                                     (E)        SECURITIES            (I)
          (A)                     (C)      (D)   OTHER ANNUAL   UNDERLYING         ALL OTHER
        NAME AND          (B)   SALARY    BONUS  COMPENSATION OPTIONS/SARS(5)     COMPENSATION
   PRINCIPAL POSITION     YEAR    ($)      ($)     ($) (4)          (#)              ($)(8)
   ------------------     ---- --------- ------- ------------ ---------------     ------------
R.K. Richey               1995 1,166,688 500,000   181,716        150,000            24,401
Chairman and CEO          1994 1,166,676 580,000   189,420         70,000            23,538
                          1993 1,166,676 833,324   137,162         62,000            23,548
Keith A. Tucker           1995   700,008 350,000                  100,000             6,062
Vice Chairman(1)          1994   700,008 400,000                   65,000             5,995
                          1993   700,008 400,000                   50,000             8,368
C.B. Hudson               1995   650,000 250,000                  100,000             5,412
Chairman and Chief        1994   650,000 350,000                   35,000             5,373
Executive Officer of      1993   650,000 350,000                   35,000             7,830
Liberty, Globe and
United American
Henry J. Herrmann         1995   320,000 357,000                   22,000             4,500
Vice President and        1994   320,000 327,000                   19,500             4,500
Chief Investment          1993   320,000 295,000                   89,350(6)          6,800
Officer of W&R Financial
J.P. Bryan                1995   750,892 300,000    82,873              0             3,986
Chairman and CEO          1994   262,500 350,000                   18,000             4,500
of Torch(2)               1993   250,000 450,000                   62,740(7)          7,075
Bernard Rapoport          1995   480,000 175,269     7,695         20,000             9,000
Chairman and CEO of       1994   460,000       0   148,500         20,000             9,000
American Income(3)        1993

--------
(1) At year end 1995, Mr. Tucker held 24,000 restricted shares valued at $1,086,000 (based on a year end closing price of $45.25 per share). Restrictions on the 60,000 share award made pursuant to the Capital Accumulation and Bonus Plan expire over a ten year period and 6,000 shares vest annually commencing May 1, 1992. Dividends on all these restricted shares are paid directly to Mr. Tucker at the same rate as on unrestricted shares.
(2) Mr. Bryan ceased to be compensated by Torch as an executive officer of the Company for his services in the principal position of Chairman and CEO of Torch as of January 30, 1995. Commencing January 30, 1995, he was compensated in full by Gulf Canada Resources, Ltd. ("Gulf Canada") for his services in the principal position of President and Chief Executive Officer of Gulf Canada. In 1995, Torch paid only $12,000 of his cash compensation reflected in this table.
(3) Mr. Rapoport serves as Chairman and CEO of American Income, a company acquired by Torchmark in November 1994. Prior to that time, American Income was a subsidiary of an unaffiliated publicly-held company, American Income Holding, Inc.
(4) Includes perquisites for Mr. Richey--$89,265, $87,747 and $81,541 as additional premiums paid for group term life insurance in 1995, 1994 and 1993, respectively; and $57,728 as premiums for personal group term life insurance in each of 1995 and 1994. Includes perquisites for Mr. Bryan-- $54,366 as personal charter of company airplane. Includes for Mr. Rapoport--$7,695 and $148,500 paid to him from the American Income Life Insurance Company Exempt Employees 401K Profit Sharing Plan ("American Income Profit Sharing Plan") in 1995 and 1994, respectively.
(5) Messrs. Richey, Tucker, Hudson and Rapoport receive stock option grants in Company common stock pursuant to the Torchmark Corporation 1987 Stock Incentive Plan ("TMK Incentive Plan"). In 1993, Messrs. Herrmann and Bryan received options in Company common stock pursuant to the United Investors Management Company 1986 Employee Stock Incentive Plan ("UTD Incentive Plan") and in 1994, received options in Company common stock pursuant to the TMK Incentive Plan. In 1995, Mr. Herrmann received options in Company common stock pursuant to the TMK Incentive Plan.
(6) Includes options on 68,250 shares issued as an anti-dilutive adjustment pursuant to the terms of the UTD Incentive Plan in connection with the going-private merger of United Management into a subsidiary of Torchmark.

(7) Includes options on 42,740 shares issued as an anti-dilutive adjustment pursuant to the terms of the UTD Incentive Plan in connection with the going-private merger of United Management into a subsidiary of Torchmark.
(8) Includes in 1995, 1994 and 1993, respectively, Company contributions to Torchmark Corporation Savings and Investment Plan, a funded, qualified defined contribution plan, for each of Messrs. Richey and Tucker of $4,500.00, $7,075.20 and $6,595.80 and for Mr. Hudson of $4,500.00,
    $7,075.20 and $6,865.80. Includes in 1995, 1994 and 1993, interest only on prior contributions to the Torchmark Corporation Supplemental Savings and Investment Plan, an unfunded, non-qualified defined contribution plan, for Mr. Richey of $19,901.08, $19,038.70 and $16,473.14, for Mr. Tucker of
    $1,562.26, $1,494.57 and $1,293.15 and for Mr. Hudson of $912.03, $872.51
    and $754.93, respectively. Includes for Messrs. Herrmann and Bryan, employer company contributions to the United Investors Management Company Savings and Investment Plan, a funded, qualified defined contribution plan, of $4,500 and $3,986.26, respectively, in 1995; $4,500.00 each in
    1994; and of $6,800 and $7,075.20, respectively, in 1993. Includes for Mr. Rapoport, employer company contributions to the American Income Profit Sharing Plan, a funded, qualified defined contribution plan, of $9,000 in 1995 and 1994, respectively.

                                   OPTION GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED ANNUAL RATES
                                                                          OF STOCK PRICE APPRECIATION
                          INDIVIDUAL GRANTS                                     FOR OPTION TERM
---------------------------------------------------------------------- -----------------------------------
                         NUMBER OF
                         SECURITIES     % OF      EXERCISE
                         UNDERLYING TOTAL OPTIONS    OR
                          OPTIONS    GRANTED TO     BASE
                         GRANTED(1) EMPLOYEES IN    PRICE   EXPIRATION
         NAME               (#)      FISCAL YEAR  ($/SHARE)    DATE              5% ($)         10% ($)
          (A)               (B)          (C)         (D)       (E)     0% ($)      (F)            (G)
-----------------------  ---------- ------------- --------- ---------- ------ -------------  -------------
All Company Common
 Shareholders(2)              N/A        N/A          N/A         N/A     0   1,954,956,033  4,954,245,923
R.K. Richey               150,000       20.3%      43.375    12/22/05     0       4,091,742     10,369,284
CEO gain on 1995 grants
 as % of All Company
 Common Shareholders
 gain                         N/A        N/A          N/A         N/A   N/A            .209%          .209%
Keith A. Tucker           100,000       13.5%      43.375    12/22/05     0       2,727,828      6,912,856
C.B. Hudson               100,000       13.5%      43.375    12/22/05     0       2,727,828      6,912,856
Henry J. Herrmann          22,000        3.0%      43.375    12/22/05     0         600,122      1,520,828
J.P. Bryan                      0          0%         N/A         N/A     0               0              0
Bernard Rapoport           20,000        2.7%      43.375    12/22/05     0         545,566      1,382,571

--------
(1) All options are non-qualified stock options granted in Company common stock pursuant to the TMK Incentive Plan with a ten year and two day term at an exercise price equal to the closing price of the Company's common stock on the grant date. Options granted at $43.375 per share in 1995 are not exercisable during the first two years after the grant date and become first exercisable on 50% of the shares two years after the grant date and on the remaining 50% of the shares three years after the grant date.
(2) Calculated based upon 71,667,137 publicly-held Torchmark common shares outstanding as of December 31, 1995 (excluding treasury shares and stock held by subsidiaries which is treated as treasury stock).

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                 FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------
                                      (C)               (D)                       (E)
                          (B)        VALUE     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
    (A)             SHARES ACQUIRED REALIZED  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
  NAME              ON EXERCISE (#)   ($)      OPTIONS AT FY-END (#)         AT FY-END ($)
  -----             --------------- -------- ------------------------- ------------------------- ---
                                             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                             ----------- ------------- ----------- -------------
Richey, R.K.                 0            0    251,221      220,000     2,623,555    1,068,750
Tucker, Keith A.             0            0    141,112      190,000       899,593      962,500
Hudson, C.B.            27,707      212,635    379,744      152,500     6,257,091      614,063
Herrmann, Henry J.       7,500      362,489     81,425       52,050       900,355      279,088
Bryan, J.P.                  0            0     52,740       28,000       551,507      220,000
Rapoport, Bernard            0            0          0       40,000             0      262,500

PENSION PLANS

  Torchmark Corporation Pension Plan; United Investors Management Company
  -----------------------------------------------------------------------
Retirement Income Plan. These plans are non-contributory pension plans which
----------------------
cover all eligible employees who are 21 years of age or older and have one or more years of credited service. The benefits at age 65 under the Torchmark Pension Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the ten years before the participant's retirement by a percentage equal to 1% for each of the participant's first 40 years of credited service plus 2% for each year of credited service up to 20 years after the participant's 45th birthday and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Benefits under the United Management Retirement Income Plan are determined by multiplying the average of the participant's earnings in the five consecutive years in which they were highest during the last ten years before the participant's retirement by a percentage equal to 2% for each year of credited service up to 30 years and by 1% for each year of credited service for the next 10 years and then reducing that result by a Social Security offset and by other benefits from certain other plans of affiliates. Earnings for purposes of the Torchmark Pension Plan include compensation paid by subsidiaries and affiliates, and do not include commissions, directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation, or any amounts in excess of $150,000 (as adjusted). Earnings for purposes of the United Management Retirement Income Plan do not include bonuses or commissions (other than for Regional Vice Presidents, Division Managers and District Managers), directors' fees, expense reimbursements, employer contributions to retirement plans, deferred compensation or any amounts in excess of $150,000 per year (as adjusted). Benefits under the Torchmark Pension Plan and the United Management Retirement Income Plan vest 100% at five years. Upon the participant's retirement, benefits under both plans are payable as an annuity or in a lump sum. In 1995, covered compensation was $150,000 for Messrs. Richey, Tucker, and Hudson under the Torchmark Pension Plan and for Messrs. Herrmann and Bryan under the United Management Retirement Income Plan.

  Vested benefits under the non-qualified Torchmark Supplemental Retirement Plan, in which Messrs. Richey, Tucker and Hudson have participated, were frozen as of December 31, 1994 and no additional benefits accrue after that date pursuant to the supplementary retirement plan. Messrs. Herrmann and Bryan do not participate in any supplementary pension plan.

  Messrs. Richey, Hudson and Tucker have 32 years, 21 years and four years of credited service under the Torchmark Pension Plan, respectively. Messrs. Herrmann and Bryan are covered under the United Management Retirement Income Plan and have 22 years and 17 years of credited service thereunder, respectively.

  The following tables show the estimated annual benefits payable under the Torchmark Pension Plan along with its supplementary retirement plan (which was frozen in 1994) and under the United Management Retirement Income Plan upon retirement of participants with varying final average earnings and years of service. Primarily because of the termination of the Torchmark Supplemental Retirement Plan, the benefits shown below as payable pursuant to the Torchmark Pension and Supplemental Retirement Plans may in most cases exceed the actual amounts paid. The benefits shown are offset as described above and the amounts are calculated on the basis of payments for the life of a participant who is 65 years of age.

             TORCHMARK PENSION AND SUPPLEMENTAL RETIREMENT PLANS*

       FINAL                      YEARS OF CREDITED SERVICE
      AVERAGE      -----------------------------------------------------------------
      EARNINGS       15          20           25             30             35
      --------     -------     -------     ---------     ----------     ----------
     $1,000,000    450,000     600,000       650,000        700,000        750,000
      1,200,000    540,000     720,000       780,000        840,000        900,000
      1,400,000    630,000     840,000       910,000        980,000      1,050,000
      1,600,000    720,000     960,000     1,040,000      1,120,000      1,200,000

--------
* Benefits paid under a qualified defined benefit plan are limited by law in 1995 to $120,000 per year. The balance of the benefit payments shown above thus comes from the Supplemental Retirement Plan. Because benefit accruals under the Supplemental Retirement Plan ceased as of December 31, 1994, each of Messrs. Richey, Tucker and Hudson have one year less of credited service under the Supplemental Retirement Plan than under the Torchmark Pension Plan.

                   UNITED MANAGEMENT RETIREMENT INCOME PLAN*

                                 YEARS OF CREDITED SERVICE
                    ------------------------------------------------------------
   REMUNERATION        15           20           25           30           35
   ------------     --------     --------     --------     --------     --------
     $200,000       $ 60,000     $ 80,000     $100,000     $120,000     $120,000
      250,000         75,000      100,000      120,000      120,000      120,000
      300,000         90,000      120,000      120,000      120,000      120,000
      350,000        105,000      120,000      120,000      120,000      120,000
      400,000        120,000      120,000      120,000      120,000      120,000
      500,000        120,000      120,000      120,000      120,000      120,000

--------
*Benefits paid under a qualified defined benefit plan which does not operate in conjunction with a defined benefit supplementary or excess pension award plan are limited by law in 1995 to $120,000 per year. The United Management Retirement Plan has no supplementary or excess pension award plan.

  Waddell & Reed, Inc. Career Field Retirement Plan. Until January 1, 1973,
  -------------------------------------------------
W&R employees participated in the Waddell & Reed, Inc. Career Field Retirement Plan (the "Career Field Retirement Plan"). Under this plan, W&R contributed annually up to 10% of its profits less forfeitures, which were allocated to the participants on the basis of their compensation. Voluntary employee contributions were permitted under the plan but not required. Since January 1, 1973, no new participants have been admitted to the plan, and participants and the employer make no further contributions. All participants are fully vested. Upon the participant's retirement, termination of employment, disability, death or reaching age 65, his account is used to purchase an annuity or is paid in a lump sum. Mr. Herrmann is covered under the Career Field Retirement Plan for his service while employed by W&R prior to 1973. Benefits paid under this plan do not offset benefits paid under any other pension plan.

PAYMENTS TO DIRECTORS

  Directors of the Company are currently compensated on the following basis:

    (1) Directors who are not officers or employees of the Company or a subsidiary of the Company ("Outside Directors") receive a fee of $1,000 for each attended Board meeting, a fee of $500 for each attended Board committee meeting, and, through December 31, 1995, an annual retainer of $30,000, payable in equal quarterly installments. Commencing in January 1996, the annual retainer to Outside Directors was increased to $40,000 payable each January for the entire year. They do not receive fees for the execution of written consents in lieu of Board meetings and Board committee meetings. They receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

    Each Outside Director also is automatically awarded annually non-qualified stock options on 3,000 shares of Company common stock on the first day of each calendar year in which stock is traded on the New York Stock Exchange.

    (2) Beginning in January, 1993, directors who are officers or employees of the Company or a subsidiary of the Company waived receipt of all fees for attending Board meetings. They do not receive fees for the execution of written consents in lieu of Board meetings. They also do not receive a fee for attending Board committee meetings or an annual retainer. They are reimbursed their travel and lodging expenses, if any.

  A director who is an officer of the Company and who retires as a director after his 65th birthday may be elected by the Board as an advisory director for one year terms until his 70th birthday. An advisory director receives an annual retainer of $25,000 payable in quarterly installments.

  Each person who has retired as a director and who is not currently serving as an advisory director may receive a retirement benefit payable annually, in an amount equal to $200 a year for each year of service as a director or advisory director up to 25 years, but not less than $1,200 a year. In determining this benefit, the number of years of service may include years as a director of a subsidiary of the Company if the payment for such years by the Company is in place of a payment which would otherwise be made by the subsidiary.

OTHER TRANSACTIONS

  Robert Richey, Vice President of a Company subsidiary and son of R. K. Richey, received compensation and fringe benefits in 1995 of $113,437.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's common stock are required to report their initial ownership of the Company's common stock and other equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange and to submit copies of these reports to the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all required
Section 16(a) filings applicable to its executive officers, directors, and greater than ten percent beneficial owners were timely and correctly made except that Mr. Herrmann filed a Form 4 after its due date to report the cashless exercise and sale of a Company stock option and Mr. McCormick filed a Form 4 after its due date to report the sale of Company stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation of senior executives of Torchmark and its subsidiaries and affiliates is determined by the Compensation Committee of the Board of Directors (the "Committee"). The Committee, comprised entirely of outside directors, meets to fix annual salaries in advance and bonuses for the current year of executives earning more than $150,000, to review annual goals and reward outstanding annual performance of executives and to grant stock options pursuant to the 1987 TMK Incentive Plan.

  In 1993, the Committee employed an unaffiliated executive compensation consulting firm, Towers Perrin, to assist it in reviewing executive compensation policies and the payment of bonuses to executives. In 1995, the Committee met on several occasions with the Chairman to discuss the salaries and bonuses of the five most highly compensated executives, including the Chairman. Also, the Committee met individually with certain of the other four most highly compensated executives of the Company to discuss compensation of persons reporting to that executive.

COMPENSATION PRINCIPLES

  The business philosophy of the Company focuses on maintenance and improvement of insurance operating margins and other operating margins through the efficient management of assets and control of costs. The Company's executive compensation program is based on principles which align compensation with this business philosophy, company values and management initiative. The program seeks to attract and retain key executives necessary to the long-term success of the Company, to mesh compensation with both annual and long-term strategic plans and goals and to reward executives for their efforts in the continued growth and success of the Company. Annual goals for executive compensation focus on insurance operating income for the insurance subsidiaries and operating income in other Company subsidiaries.

  To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that deductible under
Section 162(m). The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

SALARY AND BONUS SYSTEM

  For some time the Company has used a system of salaries and bonuses to reward executives of the Company and its subsidiaries for performance relative to annual goals. These goals focus on insurance operating income for the insurance subsidiaries and operating income for the other subsidiaries and vary by operating company based upon that particular company's current position. Annually, the Committee, in consultation with the Company's Chairman and Chief Executive Officer and with the Chief Executive Officer of certain operating subsidiaries, reviews each subsidiary's performance relative to the goals and fixes salaries and bonuses for that operating subsidiary's executives. The degree to which these executives have met their particular subsidiary's goals in turn determines the amount of the bonus, if any, and whether senior executive officers of the Company receive salary increases. Such executives do not receive any cost of living salary adjustments.

STOCK OPTION PROGRAM

  The Company began awarding stock options to executives and key employees in 1984. The option plan under which options in Company common stock are currently awarded was adopted in 1987 and has as its stated purpose attracting and retaining employees who contribute to the Company's, its subsidiaries' and affiliates' success and enabling those persons to participate in that long-term success and growth through an equity interest in the Company. To this end, the Committee, as administrator of the TMK Incentive Plan, grants non-qualified stock options to officers and key employees at the market value of the Company's common stock on the date of the grant, the size of the grant being based generally on the current compensation of such officers or key employees. The five most highly compensated executive officers are paid salaries and bonuses commensurate with the level of their responsibilities and therefore they typically are awarded a larger number of option shares than other employees with lesser levels of compensation and responsibility. In 1995, for the five most highly compensated executive officers, the options granted were in proportion to current compensation adjusted by a subjective factor ranging from 3.1 to 11.1.

  Decisions regarding stock option grants are made annually and the number of options previously awarded to an individual executive officer is not a substantial consideration in determining the amount of options granted to that officer in the future. Once an officer has been awarded options and becomes a part of the stock option program, he or she will typically continue to receive from year to year stock options related to salary.

  Stock options may be exercised using cash or previously-owned stock for payment or through a simultaneous exercise and sale program. Such stock options become first exercisable to the extent of 50% of the shares on the second anniversary of the option grant date and on the remaining 50% of the shares on the third anniversary of the option grant date.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  R. K. Richey, was deeply involved in the formation of the Company in 1980 and has served as one of its principal executives and a director since that time. He assumed the responsibilities of Chief Executive Officer of the Company on January 1, 1985. Since 1980, the market value of Torchmark has increased over eight times, at almost $3.2 billion, and the number of outstanding shares has been reduced by more than 36%. Cash dividends during the same period increased at a 12.3% compound growth rate and the price of Company stock has compounded at 18.8%.

  The Committee, in determining Mr. Richey's bonus for 1995, focused primarily on earnings per share and return on equity, while giving consideration to Mr. Richey's ability and determination as well as his vision and leadership in continuing to enhance the long term value of the Company.

  During 1993, the Committee developed, in conjunction with its consultant Towers Perrin, and adopted a precise bonus formula for Mr. Richey as Chairman and Chief Executive Officer of the Company based upon the combination of growth in earnings per share and in return on equity adjusted for certain items, including, but not limited to, changes in income tax rates, guaranty fund assessments and punitive damage awards.

  In 1995, there was no growth in earnings per share resulting in an earnings per share bonus component of 0% and return on equity was 18.5% resulting in a return on equity bonus component of 42.9%, making Mr. Richey eligible pursuant to the formula for a 42.9% bonus on his base salary of $1,166,676, or a bonus of $500,504. The Committee determined to award Mr. Richey a bonus of $500,000 in 1995.

  Mr. Richey's base salary and stock option award are not directly related to specific measures of corporate performance. His base salary is determined by his tenure of service with the Company and its subsidiaries and affiliates, his current job responsibilities and the progression of responsibilities and positions he has assumed in the Company over the course of his career. Mr. Richey's total cash compensation has been capped by the Committee at $2,000,000, including a specific cap on his base salary and an effective cap on any bonus he may be awarded.

  Mr. Richey's stock option award is also not directly tied to specific measures of corporate performance. Such award is generally based on his current compensation. To the extent that his current compensation is related to base salary, there is no tie to specific measures of corporate performance. To the extent that his current compensation has a bonus component, his stock option award maybe indirectly impacted by measures of corporate performance.

COMPENSATION OF OTHER EXECUTIVES

  The other executive officers listed in the Summary Compensation Table in the Proxy Statement are compensated by salary and a bonus based upon growth in insurance operating income and/or operating income of the various Company subsidiaries, affiliates or areas of operation for which each is responsible.

  Mr. Tucker's bonus compensation is based upon the combined insurance operating income of United Investors Life Insurance Company and the operating income of the Waddell & Reed, Inc. group of companies, entities for which he is responsible. Mr. Hudson is in charge of all insurance operations of the Company except United Investors Life. Messrs. Tucker and Hudson were eligible for 1995 bonuses based upon a formula providing for 5% of their Committee approved salary for each 1% growth in insurance operating income and/or operating income, subject to a cap of 50% of salary. Additionally, the Committee, in its sole discretion could award Messrs. Hudson and Tucker a bonus of up to 15% of 1995 salary. The total of the discretionary bonus and the formula bonus may not exceed 60% of the current year base salary.

  Combined insurance operating income and operating income of the companies for which Mr. Tucker is responsible increased 12% in 1995 entitling him to a bonus of 50% of base salary or $350,000.

  Insurance operating income before administrative expense for 1995 in Mr. Hudson's areas of supervision grew 7.1% resulting in the maximum bonus of 35.5% of base salary or $230,750. A discretionary bonus of approximately 3% of base salary was granted to Mr. Hudson by the Committee, resulting in a total bonus of $250,000 for 1995.

  Mr. Bryan has served as the chief executive of all the Company's energy operations and subsidiaries and his bonus has previously come from a bonus pool set aside for executives in the Torchmark energy group. In 1995, Mr. Bryan did not participate in any Torchmark bonus pool. Mr. Bryan participated in a Gulf Canada Resources Ltd. bonus pool in 1995 and the amount reflected as 1995 bonus in the Summary Compensation Table on page 7 was paid by Gulf Canada and not by Torchmark.

  Mr. Herrmann is the Chief Investment Officer of the Waddell & Reed group of companies. Mr. Herrmann's bonus comes from a bonus pool for Waddell & Reed senior officers, the amount of which is determined based upon increases in operating earnings. The exact size of the pool varies depending on a comparison of actual growth with targeted growth objectives. Mr. Herrmann's bonus is determined by the Committee, in its discretion. In 1995, Mr. Herrmann's bonus was $357,000 or 50% of the pool.

  Mr. Rapoport has served for a number of years as the Chairman of the Board and Chief Executive Officer of American Income. Mr. Rapoport's bonus is subjectively determined based upon a number of factors, including growth in earnings and growth in insurance operating income of American Income.

COMPENSATION AND COMPANY PERFORMANCE

  As indicated above, the annual aspect of executive compensation at Torchmark centers on increases in insurance operating income or operating income. Over the last three years insurance operating income has increased 43% from $250 million in 1992 to $357 million in 1995. Operating income at the non-insurance subsidiaries rose from $58.7 million in 1992 to $92.3 million in 1995, an increase of 57%. Insurance operating income comprised 70%, 79% and 83% of the Company's pre-tax earnings for 1993, 1994 and 1995, respectively, while operating income at the non-insurance subsidiaries was 14.6%, 20.9% and 21.6%, respectively, of the Company's pre-tax earnings for the same periods.

  Mr. Richey's salary and bonus compensation has been capped by the Committee at $2 million. The above performance resulted in compensation increases to certain of the Company's other executives shown in the Summary Compensation Table and decreases to other listed executives. Excluding Mr. Bryan, who ceased to be compensated by the Company as an executive officer as of January 31, 1995, and Mr. Richey, whose compensation is capped, cash compensation paid to the other persons listed in the Summary Compensation Table on page 7 as a group increased 2.3% from 1994 to 1995, because of the first time inclusion of Mr. Rapoport among the most highly compensated executives.

  The long-term portion of the executive compensation program centers on stock value through the granting of stock options. Over the last three fiscal years earnings per share from continuing operations excluding realized investment gains and the related acquisition cost adjustment have increased 17.7% and rose from $3.34 in 1992 to $3.93 in 1995.

                        Joseph L. Lanier, Jr., Chairman
                              Harold T. McCormick
                               Joseph W. Morris

  The foregoing Compensation Committee Report on Executive Compensation shall not be deemed "filed" with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG TORCHMARK CORPORATION, STANDARD & POOR'S 500 INDEX
                  AND STANDARD & POOR'S LIFE INSURANCE INDEX

                                                                   S&P LIFE
      MEASUREMENT PERIOD       TORCHMARK         S&P 500          INSURANCE
     (Fiscal year covered)    CORPORATION         INDEX             INDEX
     --------------------     -----------       ---------         -----------
         FYE   12/90             $100              $100             $100
         FYE   12/91             $122              $130             $144
         FYE   12/92             $185              $140             $193
         FYE   12/93             $149              $155             $196
         FYE   12/94             $119              $157             $162
         FYE   12/95             $158              $215             $233


  The line graph shown above compares the yearly percentage change in Torchmark's cumulative total return on its common stock to the cumulative total returns of the Standard and Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Life Insurance Index ("S&P Life Insurance"). Torchmark is one of the companies whose stock is included within both the S&P 500 and the S&P Life Insurance. The graph reflects $100 invested on December 31, 1990 in each of Torchmark stock and the two indices with all dividends being reinvested.

             Information for graph produced by Research Data Group

                           MISCELLANEOUS INFORMATION

PROPOSALS OF STOCKHOLDERS

  In order for a proposal by a stockholder of the Company to be eligible to be included in the proxy statement and proxy form for the annual meeting of stockholders in 1997, the proposal must be received by the Company at its home office, 2001 Third Avenue South, Birmingham, Alabama 35233, on or before November 25, 1996.

GENERAL

  The cost of this solicitation of proxies will be borne by the Company. The Company will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of the Company held of record by such persons, and the Company will reimburse reasonable forwarding expenses.

  THE ANNUAL REPORT OF THE COMPANY FOR 1995, WHICH ACCOMPANIES THIS PROXY STATEMENT, INCLUDES A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AND THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. UPON REQUEST AND PAYMENT OF THE COST OF REPRODUCTION, THE EXHIBITS TO THE FORM 10-K WILL BE FURNISHED. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, TORCHMARK CORPORATION AT ITS ADDRESS STATED HEREIN.

                                          By Order of the Board of Directors

                                          /s/  Carol A. McCoy
                                          ----------------------------------
                                          Carol A. McCoy
                                          Associate Counsel & Secretary

March 26, 1996

                                  TORCHMARK CORPORATION
                PROXY/DIRECTION CARD FOR ANNUAL MEETING ON APRIL 25, 1996

P    THIS PROXY/DIRECTION IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.
R    The undersigned hereby appoints R. K. Richey and Keith A. Tucker, jointly
O    and severally with full power of substitution, to vote all shares of common
X    stock which the undersigned holds of record and is entitled to vote at the
Y Annual Meeting of Shareholders to be held at the offices of the Company, 2001 Third Avenue South, Birmingham, Alabama on the 25th day of April, 1996 at 10:00 a.m. (CDT), or any adjournment thereof. All shares votable by the undersigned including shares held of record by agents or trustees for the undersigned as a participant in the Dividend Reinvestment Plan (DRP), Torchmark Corporation Savings and Investment Plan (TTP), United Investors Management Company Savings and Investment Plan (UITP) and the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company (LNL PS&R) will be voted in the manner specified and in the discretion of the persons named above or such agents or trustees on such other matters as may properly come before the meeting.

                                                 (change of address/comments)
     ELECTION OF DIRECTORS:
       George J. Records, R. K. Richey and
       Keith A. Tucker                        ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              (If you have written in the above
                                               space, please mark the corre-
                                               sponding box on the reverse side
                                               of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


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SECURITIES AND EXCHANGE COMMISSION RULES REQUIRE THAT AN ANNUAL REPORT PRECEDE
OR BE INCLUDED WITH PROXY MATERIALS. SHAREHOLDERS WITH MULTIPLE ACCOUNTS MAY BE RECEIVING MORE THAN ONE ANNUAL REPORT, WHICH IS COSTLY TO TORCHMARK AND MAY BE INCONVENIENT TO YOU AS A SHAREHOLDER. YOU MAY AUTHORIZE TORCHMARK TO DISCONTINUE MAILING EXTRA REPORTS BY MARKING THE APPROPRIATE BOX ON THE REVERSE SIDE OF THE PROXY CARD FOR SELECTED ACCOUNTS. AT LEAST ONE ACCOUNT MUST CONTINUE TO RECEIVE AN ANNUAL REPORT. ELIMINATING THESE DUPLICATE MAILINGS WILL NOT AFFECT RECEIPT OF FUTURE PROXY STATEMENTS AND PROXY CARDS OR DIVIDEND CHECKS. TO RESUME THE MAILING OF AN ANNUAL REPORT TO AN ACCOUNT, PLEASE CALL 1-800-446-2617.

    Please mark
[X] your votes as in
    this example.

        This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Election of Directors and FOR Proposals 2 and 3.

1. Election of  FOR   WITHHELD       2. Approval of    FOR   AGAINST  ABSTAIN
   Directors    [ ]     [ ]             Auditors       [ ]     [ ]      [ ]

For, except vote withheld from the following nominees(s):


--------------------------------------------------------


                                                     Eliminate
                                                     duplicate reports [ ]

                                                     Change of address
                                                     shown on reverse  [ ]

                               Please sign exactly as name appears. Joint owners should each sign. When signing as attorney, exec-tor, administrator, trustee or guardian, please give full title as such.

                               ------------------------------------------------

                               ------------------------------------------------
                                SIGNATURE(S)                        DATE


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                             TORCHMARK CORPORATION

                             STOCKHOLDER INQUIRIES
           FOR GENERAL INFORMATION CONCERNING YOUR TORCHMARK STOCK,
                              CALL (205) 325-4270